PRICING SUPPLEMENT DATED April 25, 2024 (To Prospectus dated August 11, 2022 and Prospectus Supplement dated August 11, 2022)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-266775

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated August 11, 2022, as supplemented by the prospectus supplement, dated August 11, 2022 (the “prospectus supplement” and together with the prospectus, dated August 11, 2022, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $500,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due April 29, 2025 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WFG1	Trade Date: April 25, 2024
Form: ☒ Book-Entry ☐ Certificated	Original Issue Date: April 29, 2024

Principal Amount: $500,000,000

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.000%

Discount or Commission: 0.05%

Net Proceeds to Issuer: 99.950% / $499,750,000

Stated Maturity: April 29, 2025

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Initial Interest Rate: The initial interest rate will be based on Compounded SOFR determined on July 25, 2024 plus the Spread, accruing from April 29, 2024
Specified Currency: U.S. Dollars Interest Payment Dates: Each January 29, April 29, July 29, and October 29, commencing on July 29, 2024 and ending on the Stated Maturity Date
Interest Rate Category: ☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note
Interest Rate Basis:

☒ Compounded SOFR	☐ Federal Funds Rate:
☐ EURIBOR	☐ Federal Funds (Effective) Rate
☐ Treasury Rate	☐ Federal Funds Open Rate
☐ Commercial Paper Rate	☐ Federal Funds Target Rate
☐ Prime Rate	☐ Federal Funds Rate (FEDL01):
☐ CD Rate	☐ CMT Rate:
☐ Eleventh District Cost of Funds Rate	☐ Reuters Page FRBCMT:
☐ Reuters Page FEDCMT: ☐ Weekly Average
☐ Monthly Average

Interest Rate Reset Cutoff Date: N/A	Initial Interest Reset Date: July 29, 2024
Maximum Interest Rate: N/A	Interest Reset Dates: Each Interest Payment Date
Minimum Interest Rate: 0.000%	Interest Determination Dates: The second U.S.
Calculation Agent: Deutsche Bank Trust Company Americas	Government Securities Business Day preceding each Interest
Original Issue Discount: ☒ Yes (Short-term Note) ☐ No	Reset Date
Repayment: ☐ Yes ☒ No	Spread: +45 bps
Optional Repayment Date(s):	Spread Multiplier: N/A
Repayment Price: Agent: TD Securities (USA) LLC Agent’s Capacity: ☐ Principal ☒ Agent	Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No Optional Reset Dates: Redemption: ☐ Yes ☒ No Day Count Convention: ☐ 30/360 ☒ Actual/360 ☐ Actual/Actual

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (as may be supplemented from time to time, the “Distribution Agreement”) dated as of August 11, 2022, between AHFC and the agent named in the prospectus supplement, AHFC is hereby offering the Notes through the Agent named below. The Agent named below has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Agent named below will receive its commission with respect to the principal amount of the Notes set forth below.

Agent	Aggregate Principal Amount of Notes
TD Securities (USA) LLC	$500,000,000.00

Total	$500,000,000.00

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LEGAL MATTERS

In the opinion of P. Yvonne Mathews, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2018, between AHFC and the Trustee (as supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the Trustee and other matters, all as stated in the letter of such counsel dated August 11, 2022 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-266775) filed with the Securities and Exchange Commission on August 11, 2022.

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